SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           -------------------------

                                   FORM 8-A/A
                                 AMENDMENT NO. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         ADVANCED TISSUE SCIENCES, INC.
               (Exact name of registrant as specified in charter)


       DELAWARE                        0-016607                 14-1701513
(State of incorporation              (Commission              (IRS Employer
    or organization)                 File Number)           Identification No.)

           10933 North Torrey Pines Road, La Jolla, California, 92037
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (858) 713-7300

              Securities to be registered pursuant to Section 12(b)
                                  of the Act:

                                      None
                                (Title of Class)

              Securities to be registered pursuant to Section 12(g)
                                  of the Act:

                         PREFERRED SHARE PURCHASE RIGHTS
                                (Title of Class)

                             NASDAQ NATIONAL MARKET
                               (Name of Exchange)

Item 1. Description of Registrant's Securities to be Registered.
        -------------------------------------------------------

     On December 13, 1999, Advanced Tissue Sciences, Inc. (the "Company") amended its Rights Agreement, dated January 6, 1995, and subsequently amended on November 8, 1999 (the "Rights Agreement"), to eliminate those provisions that require that certain actions may only be taken by "Continuing Directors," as set forth on Exhibit 1 attached hereto. This Amendment to the Rights Agreement was made in response to the Delaware Court of Chancery's recent decision in Carmody
v. Toll Brothers, Inc. In the view of the Company's Board of Directors, based on advice of counsel, the Toll Brothers decision has cast doubt on the legality under Delaware law of "Continuing Directors" provisions, also referred to as "dead-hand" provisions, in many existing shareholder rights plans. Although the opinion related to the denial of a motion to dismiss an action challenging the "Continuing Directors" provision and not an opinion addressing the actual validity of the provision under Delaware law, the Delaware court stated that a "Continuing Directors" provision was open to challenge under Delaware law on both statutory and fiduciary grounds. A "Continuing Directors" provision provides that outstanding rights can only be redeemed by "continuing directors," which is generally defined to mean directors who were members of the board at the time the Rights Agreement was adopted and any other person who subsequently becomes a member of the board if such person's nomination for election to the board was recommended or approved by a majority of the continuing directors. While the Company's Rights Agreement differs in significant respects from the plan considered in the Toll Brothers case, particularly in regard to the "Continuing Directors" provisions thereof, the Board of Directors believes the disputed validity of these provisions under the Toll Brothers opinion warrants action to amend the Rights Agreement. The Second Amendment to Rights Agreement is attached hereto as Exhibit 1 and is incorporated by reference herein.

Item 2.  Exhibits.
         --------

1. Second Amendment to Rights Agreement entered into as of December 13, 1999, between ChaseMellon Shareholder Services, L.L.C., as Rights Agent and Advanced Tissue Sciences, Inc.



                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                                 ADVANCED TISSUE SCIENCES, INC.




Date:  March 28, 2000                            By: /s/ Michael V. Swanson
                                                    ------------------------
                                                    Michael V. Swanson
                                                    Senior Vice President and
                                                     Chief Financial Officer

                                  EXHIBIT INDEX


      Exhibit
       Number                         Document Description
      -------                         --------------------

         1 Second Amendment to Rights Agreement entered into as of December 13, 1999, between ChaseMellon Shareholder Services, L.L.C. and Advanced Tissue Sciences, Inc.